EXHIBIT 10.3
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                         PROFESSIONAL SERVICES AGREEMENT


     This Professional Services Agreement ("Agreement") is entered into on May 16, 2002 ("Effective Date"), by and between:

          1.   VESTED DEVELOPMENT INC. ("VDI"), whose offices are at 5 New
               England Executive Park, 1st Floor, Burlington, MA 01803.
          2.   DATAWATCH CORPORATION ("DATAWATCH"), whose offices are at 175
               Cabot Street, Suite 503, Lowell, MA 01854

OPERATIVE PROVISIONS

1    TERM

     This Agreement is effective from Effective Date until terminated pursuant to, and in accordance with the provisions of this Agreement.

2    THE SERVICES

2.1 VDI has cooperated with Datawatch to develop specifications (the "Specifications") for software for a new version of Monarch ES (the "Software") as set forth as part of the Statement of Work ("SOW") to be agreed upon and executed by both parties.

2.2 Datawatch may in its sole and absolute discretion amend the Specifications from time to time.

2.3 VDI shall design, create, develop, test and document the Software in accordance with the Specifications.

2.4 VDI shall test the Software so as to verify that the Software complies with, and functions and performs fully in accordance with, the Specifications and test plans developed by VDI and any additional test plans provided by Datawatch as provided in Sections 2.4.1 and 2.4.2 of this Agreement before delivering the source code and executable code form of the Software in electronic form to Datawatch. All test plans developed by VDI must be approved in writing by Datawatch.


     2.4.1 VDI shall provide "Black Box" testing (as defined on Schedule C hereto) of the Software so as to verify that the Software functions and performs in accordance with the Specifications and in accordance with any additional scenario test plans ("Black Box Test Plans") to be developed by Datawatch and delivered to VDI within thirty (30) days of the Effective Date of this Agreement.

     2.4.2 VDI shall provide "White Box" testing (as defined on Schedule C hereto) so as to verify that the Software functions and performs in accordance with the Specifications and in accordance with any additional scenario test plans ("White Box Test Plans") to be developed by Datawatch and delivered to VDI within fifteen (15) days of the delivery of the first beta version of the Software to Datawatch.

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2.5  VDI shall develop and deliver to Datawatch complete product documentation as specified in the SOW and, as requested, shall explain to Datawatch's nominated representative, the Software and its functions, features and use.

2.6 All of the Services to be provided to Datawatch by VDI hereunder shall be hereinafter referred to collectively as the "Services". All Services to be performed by VDI shall be performed by employees of VDI acting within the scope of their employment.

3    PROVISION OF THE SERVICES

3.1 VDI and Datawatch shall agree upon the SOW that defines a work package for the Software to be designated for the purposes of this contract version
     3.1. The SOW includes the Specifications for the Software to be developed which shall be developed according to such Specifications. The SOW contains a timetable and milestones for development of the Software. Each time VDI delivers Software to Datawatch, VDI shall also deliver a copy of the current source code for the Software.

3.2 VDI shall ensure that the Services will be performed with all due care, skill and attention and in accordance with best industry practices or in accordance with development standards as may be agreed between the parties from time to time.

3.3 VDI shall ensure that the Services are provided in accordance with the plan and timetable as set forth in the SOW. Where delays in agreed timetable are attributable to Datawatch and VDI promptly notifies Datawatch in writing of such delays, the timetable shall be adjusted accordingly.

3.4 VDI shall deliver alpha, beta and release candidate version of the Software to Datawatch in accordance with the timetable set forth in the SOW. Upon each delivery, Datawatch shall have a period of up to 7 days (in the case of the alpa and beta versions) and 30 days (in the case of the release candidate version) to determine if such version of the Software in acceptable. If the Software is not acceptable, Datawatch shall notify VDI of the defects in the Software, and VDI shall have a period of up to 30 days to correct such defects.

3.5 When the release candidate version of the Software performs in accordance with the Specification and has been developed in accordance with the SOW, Datawatch shall formally accept the Software.

3.6 Other than for the agreed SOW, there is no obligation on Datawatch to provide work for VDI. There is no obligation on VDI to provide Services outside of the SOW.

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4    CHARGES:

4.1 VDI shall develop and deliver the Software to Datawatch in consideration of the payment of commissions on the Net License Revenue (as hereinafter defined) generated by Datawatch (the "Commissions") for the sale of the Software developed under this Agreement in the twelve (12) calendar months beginning with the calendar month immediately following written acceptance by Datawatch of the "RELEASE TO MANFACTURING"(RTM) build of the Software. The Commission rate shall be calculated as follows:

     4.1.1 A Commission of 10% shall be paid on Net License Revenue up to and including one million five hundred thousand dollars ($1,500,000).

     4.1.2 A Commission of five percent (5%) shall be paid to VDI on Net License Revenue in excess of one million five hundred thousand dollars ($1,500,000).

     4.1.3 "Net License Revenue" shall mean license revenues recognised by Datawatch with respect to the Software (but not prior versions of the Software), net of returns and credits.

4.2  Datawatch shall provide to VDI a monthly commissions report within thirty
     (30) days after the month in which the Net License Revenue was generated.

4.3 Datawatch shall pay VDI accumulated Commissions within sixty (60) days after the end of the month in which the Net License Revenue was generated.

4.4 VDI shall provide Datawatch with a time and materials report on a monthly basis for work completed as part of this Agreement for the purposes of calculating the alternative payment amount which may be payable by Datawatch to VDI as provided in Section 9.3.2 upon termination of this Agreement.

4.5 If the Software is not in acceptable form within 60 days after the date scheduled in the SOW for delivery to Datawatch of the release candidate version of the Software, the period for the payment of Commissions shall be reduced by one month for each month from the end of such 60 day period until acceptance.

4.6 Datawatch shall assign a "primary point of contact" for technical questions related to the Services as defined in the SOW. As a necessary function to provide the Services, VDI must present technical questions related to the SOW to this point of contact. Datawatch understands and agrees that excessive non-responsiveness to these questions can have a significant impact on VDI's ability to meet the timetable set forth in the SOW. VDI shall clearly warn Datawatch in advance in writing if excessive non-responsiveness will cause such changes. VDI shall also designate a "primary point of contact" for issues related to this Agreement and the SOW. The initial primary point of contact for Datawatch and VDI is specified in the SOW.

5    INTELLECTUAL PROPERTY RIGHTS

5.1 If at any time during the term of this Agreement VDI should in the course of providing the Services create any design or copyright work (including the Software and any other computer program), (all of the aforesaid being collectively "the Development") in each case whether or not capable of

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     protection in any part of the world by patent or registration and whether or not relating directly or indirectly to the business of Datawatch, VDI shall treat the Development and all information relating to it as "work-for-hire" and confidential to Datawatch and shall promptly disclose full details of the Development, including all drawings and models (if any), to a director of Datawatch.

5.2 All ownership and other intellectual property rights whatsoever (including, without limitation, all intellectual property rights together with the right to any revival, renewal or extension of any such rights) and property in the Development anywhere in the world, whether those rights exist or are of a nature or type which exist at the time of this Agreement or shall only come into existence afterwards, (collectively the "Rights') shall belong to and (to the maximum extent possible) vest in Datawatch absolutely for their full terms (including any revival, renewal or extension).

     5.2.1 Certain software programs or routines developed and/or owned by VDI through the course of it's regular business activities may be incorporated and/or utilized in the Development provided to Datawatch. Notwithstanding the terms in Section 5.2 VDI hereby grants to Datawatch a non-exclusive, perpetual, worldwide royalty-free license to such programs in the case that ownership is not transferred.

5.3 By way of confirmation, and for the avoidance of doubt, in consideration of Datawatch entering into this Agreement VDI hereby assigns to Datawatch (including, to the extent necessary, by way of assignment of future copyright) in each part of the world all Rights which are in that part of the world capable of assignment, for their full terms (including any revival, renewal or extension).

5.4 VDI hereby irrevocably and unconditionally waives any and all Rights, which cannot be assigned to Datawatch and grants to Datawatch a general, perpetual, worldwide royalty-free license of all such Rights.

5.5 Notwithstanding any prior termination of this Agreement, at the request and expense of Datawatch VDI shall:

     5.5.1 Execute, acknowledge, seal and deliver all documents, including but not limited to all instruments of assignment, patent and copyright applications and supporting documentation, and perform all acts, that Datawatch may reasonably request to perfect, secure, defend and maintain Datawatch's rights hereunder and to carry out the intent of this Agreement. VDI agrees to assist Datawatch, at Datawatch's expense, in every proper way to obtain for Datawatch's sole benefit, in any and all countries, patents, trademarks, copyrights or other legal protection for all deliverables and intellectual property rights that by virtue of
               Section 5 hereof are the sole property of Datawatch. Datawatch shall reimburse VDI for its reasonable expenses incurred in the foregoing.

     5.5.2 Provide to Datawatch all such assistance as Datawatch may require in relation to the resolution of any questions or disputes concerning the Development or the Rights.

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5.6  Decisions as to the procuring of any protection for any Development
     (including patent or registration), and the exploitation of any Development, shall be in the sole and absolute discretion of Datawatch.

6    WARRANTY & LIMITATION OF LIABILITY

6.1 Datawatch shall be responsible for implementation, installation, and operational acceptance of the Software product developed under this agreement. Reasonable telephone support will be provided by VDI to Datawatch during initial testing, implementation and deployment. After the warranty period, VDI, under T&M billing, shall act as an "escalated technical support" for technical questions generated by Datawatch staff on behalf of Datawatch customers during the duration of this contract. At the conclusion of work specified by the SOW, Datawatch shall have the exclusive option to sign an ongoing T&M agreement for ongoing escalated technical and development support.

6.2 VDI hereby warrants (a) that the Software and Services provided hereunder shall at all times conform to the specifications of the SOW and (b) that VDI has and will have title to the goods and agrees to indemnify and hold Datawatch harmless from any and all damages, liability, loss, costs or expenses, including, but not limited to, reasonable attorney's fees and costs, arising out of or resulting from any actual patent, copyright, or trade secret claim or action regarding the goods, or from any breach of warranty or misrepresentation under the terms of this Agreement. THERE ARE NO OTHER EXPRESS WARRANTIES OF VDI'S SOFTWARE PRODUCTS OR SERVICES FURNISHED HEREUNDER. VDI DISCLAIMS WITH REGARD TO SUCH SOFTWARE PRODUCTS AND SERVICES ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.3 DATAWATCH'S EXCLUSIVE REMEDY FOR A DEFECT IN VDI'S SOFTWARE MARKETED AND DISTRIBUTED UNDER THIS AGREEMENT SHALL BE THAT IF ANY DEFECTS MATERIALLY AFFECT THE PERFORMANCE OF THE SPECIFIED FEATURES OR FUNCTIONS, AS DEFINED BY THE SOW AND THE ASSOCIATED PROJECT DOCUMENTS (INCLUDING BUT NOT LIMITED TO THE REQUIREMENTS DOCUMENT(S), THE FUNCTIONAL DESIGN DOCUMENT(S), THE TECHNICAL DESIGN DOCUMENT(S) AND/OR THE TEST PLAN(S) ) AFTER THE FINAL WRITTEN ACCEPTANCE OF A "RELEASE TO MANFACTURING"(RTM) BUILD OF THE PRODUCT BY DATAWATCH, THE DEFECT WILL BE REPAIRED OR THE SOFTWARE WILL BE REPLACED. IF AFTER VDI HAS BEEN PROVIDED REASONABLE OPPORTUNITIES TO REPAIR THE DEFECT, THIS LIMITED REMEDY FAILS OF ITS ESSENTIAL PURPOSE WITH REGARD TO THE SOFTWARE OR A UNIT OF SOFTWARE WITHIN A PERIOD OF TIME NOT TO EXCEED 90 DAYS FROM DATAWATCH'S ACCEPTANCE OF THE SOFTWARE, VDI WILL REFUND TO DATAWATCH THE PRICE PAID FOR THE DEFECTIVE SOFTWARE OR UNIT OF SOFTWARE AND COMMISSIONS OR OTHER AMOUNTS PAYABLE WITH RESPECT TO THE SOFTWARE WILL BE REDUCED TO REFLECT THE DEFECTIVE UNIT. EXCEPT FOR A CLAIM FOR INDEMNIFICATION UNDER 6.2(B) OR 7.3, VDI'S LIABILITY FOR DAMAGES TO DATAWATCH

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     RELATED TO ANY SOFTWARE FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF
     ANY CLAIM OR ACTION, SHALL NOT EXCEED THE AGGREGATE PRICE PAID FOR THE SOFTWARE UNDER THIS AGREEMENT. VDI SHALL IN NO EVENT BE LIABLE FOR ANY LOSS OF DATA, PROFITS OR USE OF THE SOFTWARE, OR FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE SOFTWARE.

6.4 IN NO EVENT SHALL VDI BE LIABLE TO DATAWATCH FOR ANY DAMAGES (i) CAUSED BY ALTERATIONS OR MODIFICATIONS TO THE SOFTWARE WITHOUT VDI'S WRITTEN APPROVAL; (ii) DUE TO DETERIORATION DURING PERIODS OF STORAGE OR USE OF THE SOFTWARE. EXCEPT FOR A CLAIM FOR INDEMNIFICATION UNDER 6.2(B) OR 7.3, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER.

7    CONFIDENTIAL INFORMATION

7.1 VDI acknowledges that it may on occasion have access to, and be entrusted with, information in respect of the business of Datawatch and its customers, suppliers, dealings, transactions, affairs, plans and proposals, which information is secret or confidential and important to Datawatch or the subject of an obligation of confidence owed to a third party or protected by legislation. In this Agreement such information is called "Confidential Information" and includes, without limitation, confidential or secret information relating to Datawatch's

     >>   ideas
     >>   business methods
     >>   finances
     >>   prices
     >>   business, financial, marketing, development or manpower plans
     >>   customer lists or details
     >>   computer systems and software
     >> know-how or other matters connected with the products (and their operation) or Services used, marketed, provided, created or obtained by Datawatch, including designs, structures, source code and object code for any computer programs produced or used by Datawatch, including, without limitation, the Software.
     >> confidential or secret information concerning its relationships with actual or potential clients or customers and the needs and requirements of such persons

7.2 VDI acknowledges that the disclosure of Confidential Information (whether directly or indirectly) to actual or potential competitors of Datawatch would place Datawatch at a competitive disadvantage and that any unauthorized disclosure or misuse of Confidential Information would irreparably and immediately harm Datawatch and that in such event Datawatch could not be made whole by monetary damages alone. In the event of such a breach and without prejudice to any rights and remedies otherwise available to Datawatch, Datawatch shall be entitled to seek equitable relief by way of injunction without the requirement of posting any bond in connection therewith.

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7.3  VDI shall not other than in the proper performance of their duties under this Agreement, either during the term of this Agreement or at any time after its termination:

     7.3.1 disclose Confidential Information to any person except as authorized by Datawatch; or

     7.3.2 use Confidential Information for their own purposes or for any purposes other than those of Datawatch; or

     7.3.3 through any failure to exercise all due care and diligence, cause or permit any unauthorized disclosure of any Confidential Information

7.4 The restrictions in clause 7.3 shall cease to apply to information other than Personnel Data which (otherwise than through the default of VDI) becomes available to the public generally, with effect from the time that any such information becomes available to the public generally.

7.5 VDI shall indemnify Datawatch and keep it indemnified in respect of any breach of the obligations and restrictions in clause 7.3.

7.6 Each of the restrictions set out above, and each of the categories of Confidential Information set out above, are separate and severable and enforceable accordingly. If any one or more of such restrictions (or part of a restriction) or categories (or part of a category) is held to be against the public interest, or unlawful or in any way unenforceable, the remaining restrictions (or remaining part of the restriction) and categories (or the remaining part of the category) shall continue in full force and effect and shall bind VDI.

7.7 All computer programs and other software, notes, memoranda, records, papers, documents, correspondence and writing (which, without limitation, shall collectively include information recorded or stored in writing or on optical or magnetic tape or disc or otherwise recorded or stored for reproduction whether by mechanical or electronic or optical means and whether or not such reproductions will result in a permanent record being made) relating to the business of Datawatch which from time to time may be delivered to, or otherwise come into the possession of, VDI (whether made by it or not), shall be and shall remain the property of Datawatch and VDI shall procure the delivery of them to Datawatch immediately upon request and shall not make or keep any copies or extracts of them.

8    NON-SOLICITATION OF STAFF

8.1 During the term of this Agreement, Datawatch shall not solicit or entice away from Vested Development, Inc., any individual in the employment of VDI in a managerial supervisory or technical capacity who has had personal contact or dealings with Datawatch or its representatives in relation to the Services.

8.2 During the term of this Agreement and for a period of six months following its termination, VDI shall not employ any individual who was employed by Datawatch in a managerial supervisory or technical capacity at any time during the immediately preceding period of six months who at any time during that period of employment with Datawatch had personal contact or dealings with VDI or its representatives in relation to the Services.

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9    TERMINATION

9.1 Either party to this agreement shall have the right to terminate this Agreement upon 30 days written notice if the other has materially failed to comply with the terms and conditions of this Agreement or if all agreed SOWs have been delivered and outstanding fees or invoices which are not the subject of a genuine dispute have been paid.

9.2 Notwithstanding 9.1 above, Datawatch shall have the right to terminate the Agreement or the work on SOW if VDI, despite repeated attempts, is unable to make the developed Software perform in accordance with the Specifications. In such event any monies paid to VDI for the SOW will be returned and no further monies against the SOW will be payable. Datawatch shall retain its ownership of the Software and all Rights.

9.3 Upon termination of the Agreement except under clause 9.2, within ten business days thereafter, Datawatch shall elect one of the following:

     9.3.1 Datawatch shall surrender its ownership of the Software with no further payment obligation to VDI, and must either deliver to VDI or, at Datawatch's option, destroy the original and all copies of the Software and Documentation confirming in writing that it has fully complied with this provision and VDI shall return any amounts paid to VDI prior to such termination by Datawatch hereunder; or

     9.3.2 Datawatch shall retain its ownership of the Software and all Rights, and in lieu of payment of the fees set forth in Section 4.1, shall pay to VDI the aggregate time and materials amount incurred reduced by the aggregate amount of Commissions paid or as determined in Section 6.3.

9.4 Termination of this Agreement, howsoever caused, does not free either party from their respective obligations to comply with all the terms of the Agreement which call for performance prior or subsequent to the termination date, including the VDI's obligation to protect Confidential Information and to return such confidential information as provided in this Agreement.

10   EFFECTS OF TERMINATION

10.1 Termination of this Agreement is without prejudice to any rights or duties or liabilities of either party against the other which may have accrued up to the date of such termination.

10.2 Upon termination of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease, except as follows:

     10.2.1 Datawatch' liability for fees and other charges accrued prior to the termination date shall not be extinguished by termination of this Agreement, and such amounts shall be due and payable as and to the extent provided in Section 9.3. Any credits to the Datawatch will be paid in full.

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     10.2.2    Datawatch shall retain all Rights and shall have the right to market, distribute or use any Software, for which is has paid the applicable fee as and to the extent provided in Section 9.3.

10.3 Rights granted by VDI to Datawatch under this Agreement shall continue in full force with respect to any software for which it has paid the applicable fee.

11   FORCE MAJEURE

11.1 Neither party shall be in breach of this Agreement nor liable to the other party in any way whatsoever for any failure or delay in performing any of its obligations under this Agreement due to any cause beyond the reasonable control of that party ("Force Majeure") provided always that:

     11.1.1 the date performance of the obligation, which has been delayed by the Force Majeure, shall be deemed suspended only for a period equal to the delay caused by that Force Majeure;

     11.1.2 the party seeking to exempt itself from liability by virtue of the provisions of clause 11.1. has given written notice to the other party within 14 days of becoming aware of the Force Majeure event;

     11.1.3 the party seeking to exempt itself from liability by virtue of the provisions of clause 11.1 shall at all times use its reasonable endeavors to mitigate the severity of the Force Majeure;

     11.1.4 if the delay caused by the Force Majeure continues for a continuous period of 3 months the party not seeking to exempt itself from liability will have the right to terminate this Agreement forthwith by notice at any time after the expiry of such 3 month period without incurring any liability to the other party as a result;

     11.1.5 the party seeking to exempt itself from liability by virtue of the provisions of clause 11.1 will not be entitled to payment in respect of extra costs and expenses incurred by virtue of the Force Majeure.

12   VARIATIONS

No variation to this Agreement will be effective unless it is in writing and signed by an officer of Datawatch and Vested Development, Inc. This Agreement sets forth the entire agreement of the parties regarding the subject matter hereof, and supersedes all prior promises, agreements or representations, whether written or oral, regarding such subject matter.

13.  INDEMNIFICATION

VDI agrees to indemnify and hold harmless Datawatch and its officers, directors, employees, agents, and representatives from any and all losses, liabilities damages, reasonable costs or expenses, whatsoever as incurred, including reasonable attorneys' fees, based on a claim that any software owned by VDI as described in Section 5.2.1 and incorporated in the Development, for which

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Datawatch has been granted pursuant to Section 5.2.1 a non-exclusive perpetual license, infringes any United States copyright or patent, or is defamatory or slanderous, provided that Datawatch provides to VDI (a) notice in writing of the claim within twenty-one (21) days after Datawatch's discovery or notification of same, (b) all information in Datawatch's control regarding the claim, (c) reasonable cooperation and assistance in defending the claim of VDI's expense, and (d) the opportunity to exercise sole control of the defense, and all negotiations pertaining to the claim. VDI shall have the right, at its expense, either to procure the right for the Datawatch to continue to use the software, or to replace or modify it so it becomes non-infringing. If neither of the foregoing alternatives is available on terms that VDI, in its sole discretion, deems commercially reasonable, Datawatch shall, upon written request of VDI, return the infringing software in its possession, in which event VDI shall refund to Datawatch the price paid by Datawatch for such software.

14   GENERAL

14 (a) Independent Parties, No Third Party Beneficiaries. The parties hereto are independent contractors, and are not partners, co-venturers, agents or representatives of the other party. Nothing in this Agreement will be interpreted to create any obligations except between the parties hereto, and no person or entity will be regarded as a third-party beneficiary hereunder.

14 (b) Governing Law, Jurisdiction, Severability. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. All litigation arising from or relating to this Agreement will be filed and prosecuted before any court of competent subject matter jurisdiction in Massachusetts. The parties hereto consent to the jurisdiction of such courts over them, stipulate to the convenience, efficiency and fairness of proceeding in such courts, and covenant not to allege or assert the inconvenience, inefficiency or unfairness of proceeding in such courts. If any provision of this Agreement is found to be invalid or unenforceable, this Agreement will remain in full force and effect and will be reformed to be valid and enforceable while reflecting the intent of the parties to the greatest extent permitted by law.
14 (c) Assignment: Datawatch may assign this Agreement and any rights granted under this Agreement in the context of its merger or acquisition of all or substantially all of its assets relating to the subject matter of this Agreement.





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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.


COMPANY:                               CLIENT:

VESTED DEVELOPMENT, INC.               DATAWATCH CORPORATION


By: /s/ Brian Phelps                   By: /s/ Alan R. MacDougall
   ----------------------------           ------------------------------------

Printed: Brian Phelps                  Printed: Alan R. MacDougall
         ----------------------                 ------------------------------

Title: CEO                             Title: Vice President of Finance & CFO
      -------------------------              ---------------------------------















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                                   SCHEDULE C

Black Box Testing

Software testing technique whereby the internal workings of the item being tested are not known by the tester. Testing focuses on the functional aspects of the software product. In a black box tests on a software product the tester only knows the inputs and what the expected outcomes should be and not how the program arrives at those outputs. The tester does not ever examine the programming code and does not need any further knowledge of the program other than its specifications. Black box testing is performed by developing a testing script, or test plan, that lists EXACT test procedure and an expected result. Only items on the test script are covered and any behavior outside the expected result is noted. Items, scenarios, configurations or behaviors not covered in the test script or plans will, by definition, not be tested.

White Box Testing

A software testing technique whereby explicit knowledge of the internal workings of the item being tested are used to select the test data. Unlike black box testing, white box testing uses specific knowledge of programming code to examine outputs. The test is accurate only if the tester knows what the program is supposed to do and has access and understanding of the source code and supporting design documentation. With this understanding, the tester can then see if the program diverges from its intended goal. White box testing does not account for errors caused by omission. White box testing is characterized by "free testing" - pushing the product in areas not intended by the original design specifications, but areas where a "reasonable user" might attempt to direct the product.



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